SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 22nd day of July, 2020, by and between SILICON VALLEY BANK (“Bank”) and LIMELIGHT NETWORKS, INC., a Delaware corporation (“Borrower”) whose address is 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257.
RECITALS
A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 2, 2015, as amended by that certain First Loan Modification Agreement dated as of March 30, 2016, as further amended by that certain Second Loan Modification Agreement dated as of October 25, 2016, as further amended by that certain Third Amendment to Loan and Security Agreement dated as of October 17, 2017, as further amended by that certain Fourth Amendment to Loan and Security Agreement dated as of February 27, 2018, and as further amended by a certain Fifth Amendment to Loan and Security Agreement dated as of April 22, 2020 (the “Fifth Amendment”) (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
        NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2. Amendments to Loan Agreement.
2.1 Section 7.1 (Dispositions). Section 7.1 of the Loan Agreement is hereby amended by deleting “.” where it appears at the end thereof and inserting in lieu thereof the following text:

“; (k) constituting payments or deliveries in respect of Convertible Notes to the extent permitted pursuant to Section 8.10; (l) constituting payments in connection with the entry into one or more Permitted Bond Hedge Transactions with a portion of the proceeds from the sale of the 2020 Convertible Notes, provided that such payments are made substantially concurrently with the issuance of Convertible Notes and (m) the unwinding, settlement or termination of any Permitted Bond Hedge Transaction.”

2.2 Section 8 (Events of Default). Section 8 of the Loan Agreement is hereby amended by (i) deleting “.” where it appears at the end of Section 8.9 and inserting in lieu thereof “; or” and (ii) inserting the following new Section 8.10 appearing immediately after Section 8.9:
“ 8.10 Indenture.  Any of the following occurs with respect to Borrower’s Indebtedness pursuant to the Indenture: (a) Borrower makes any payment with respect to such Indebtedness, provided that, so long as no Event of Default has occurred or would result therefrom, Borrower may (1) make semi-annual interest payments on the Convertible Notes at a per annum rate of interest not to exceed four percent (4.0%), (2) deliver shares of common stock (and cash in lieu of fractional shares) and/or cash (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) and/or Convertible Notes of a new series in connection with any conversion or exchange of Convertible Notes, provided that if Borrower pays cash (other than cash in lieu of fractional shares) to a Holder (as defined in the Indenture and as hereinafter used) of the Convertible Notes in connection with any such conversion or exchange, each of (A) after giving pro forma effect to any such payment of cash pursuant to this clause (2), Borrower shall be in compliance with the financial covenant set forth in Section 6.9(d) hereof as of the end of month immediately prior to the month in which such payment is made, (B) to the extent that the aggregate amount of cash payable to Holders of Convertible Notes upon conversion or exchange of any Convertible Notes (excluding any required payment of interest with respect to such Convertible Notes and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds (x) the aggregate principal amount of the Convertible Notes being converted or exchanged, plus (y) any payments received by Borrower pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, the payment of such excess cash shall constitute a distribution subject to the limitations of Section 7.7(a) and (C) Borrower shall have delivered to Bank a certificate in form and substance reasonably satisfactory to the Bank evidencing compliance with clauses (A) and (B); and (3) cash payments in respect of redemptions of Convertible Notes provided that such cash payments are no greater than an amount equal to one hundred percent (100.0%) of the aggregate principal amount of Convertible Notes redeemed plus accrued and unpaid interest in respect thereof, provided that, after giving pro forma effect to any payment pursuant to this clause (3), Borrower shall be in compliance with the financial covenant set forth in Section 6.9(d) hereof as of the end of month immediately prior to the month in which such payment is made and Borrower shall have delivered to Bank a certificate in form and substance reasonably satisfactory to the Bank evidencing compliance with that covenant; (b) Borrower grants, or any party otherwise obtains, a Lien on any assets of Borrower to secure all or any Indebtedness under the Indenture; (c) there occurs and is continuing any event of default (however so defined) under the Indenture (after giving effect to all applicable cure periods); (d) Borrower receives notice that any Holder is exercising its rights to require Borrower to repurchase Convertible Notes (it being understood that any Holder’s election to convert Convertible Notes into common stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) shall not constitute notice that such Holder is exercising its rights to require Borrower to repurchase Convertible Notes); or (e) the Trustee (as defined in the Indenture and as hereinafter used) or any Holder or any other Person acting on behalf of the Trustee or any Holder exercises any remedy in respect of the Indenture with respect to any property of Borrower, accelerates all or any portion of the Indebtedness under the Indenture, or commences, or causes to commence, prosecutes or participates in any administrative, legal or equitable action against Borrower in respect of the Indenture.”
2.3 Section 13 (Definitions). The definition of “Permitted Distributions” in Section 13.1 is hereby amended by (i) deleting “.” where it appears at the end thereof and inserting in lieu thereof “;” and (ii) inserting the following new text appearing at the end of such definition:
“ (j) any payment in respect of, or the redemption, purchase or retirement of, Convertible Notes, to the extent permitted pursuant to Section 8.10; and
        (k) the unwinding, settlement or termination of any Permitted Bond Hedge Transaction.”

2.4 Section 13 (Definitions). The definition of “Permitted Indebtedness” in Section 13.1 is hereby amended by (i) deleting “.” where it appears at the end thereof and inserting in lieu thereof “; and” and (ii) inserting the following new text appearing at the end of such definition:
“ (n) unsecured Indebtedness pursuant to the Indenture in an aggregate original principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any time, provided that such Indebtedness has a stated final maturity no earlier than May 1, 2023 and shall not be subject to any conditions that could result in such stated final maturity occurring on a date earlier than May 1, 2023 (it being understood that (i) a Holder’s option to convert any such Indebtedness into, or exchange any such Indebtedness for, common stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock), (ii) a Holder’s option to require Borrower to repurchase such Indebtedness in connection with a change of control transaction or other fundamental change, (iii) Borrower’s right to redeem such Indebtedness and (iv) the Holders’ or trustee’s ability to accelerate such Indebtedness in connection with an event of default (or the potential for an automatic acceleration in connection with bankruptcy, insolvency or reorganization events), shall, in any such case, not constitute a condition that could result in such stated final maturity of such Indebtedness occurring on a date earlier than May 1, 2023);”

2.5 Section 13 (Definitions). The definition of “Permitted Investments” in Section 13.1 is hereby amended by (i) deleting “.” where it appears at the end thereof and inserting in lieu thereof “;” and (ii) inserting the following new text appearing at the end of such definition:
“ (m) Investments in Convertible Notes resulting from the repurchase, exchange, conversion, redemption or other acquisition of Convertible Notes, in any case, to the extent permitted pursuant to Section 8.10; and
(n) Investments consisting of Permitted Bond Hedge Transactions.”
2.6 Section 13.1 (Definitions). The definition of “Subordinated Debt” is deleted in its entirety and replaced with the following:
“ “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank. For clarity, notwithstanding anything to the contrary in this Agreement, the Indebtedness pursuant to the 2020 Convertible Notes shall not constitute Subordinated Debt.”
2.7 Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:
“ “Convertible Notes” means notes issued by Borrower in a public offering, Rule 144A or other private placement that are convertible into common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower), cash or any combination thereof, including, without limitation, the convertible senior notes to be issued by Borrower on or before August 14, 2020 (including any convertible senior notes issued thereafter in connection with any customary greenshoe option) (the “2020 Convertible Notes”).”
“ “Indenture” means that certain Indenture to be dated as of on or before August 14, 2020 executed by and between Borrower, as issuer, and U.S Bank National Association, as trustee, relating to the 2020 Convertible Notes, as supplemented from time to time.”

“ “Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of Convertible Notes and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower; provided that (a) the aggregate purchase price for such Permitted Bond Hedge Transaction does not exceed the net cash proceeds received by Borrower from the sale of the Convertible Notes in connection with which such Permitted Bond Hedge Transaction was purchased, (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower in good faith), and (c) any payments by Borrower in respect of such Permitted Bond Hedge Transaction shall only be permitted to the extent permitted under Section 7.1.”
3. Limitation of Amendments.
3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5. Ratification of Perfection Certificate. Except as set forth on Schedule 2 to the Fifth Amendment, Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 2, 2015, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.
6. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
8. Intentionally omitted.
9. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Borrower’s payment to Bank of Bank’s legal fees and expenses incurred in connection with this Amendment to the extent an invoice is delivered to Borrower on or prior to the date of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: __/s/ Kyle Larrabee__________ Name: ___Kyle Larrabee_________ Title: ___Vice President __________	LIMELIGHT NETWORKS, INC. By: __/s/ Daniel Boncel__________ Name: ___Daniel Boncel_________ Title: ___Chief Accounting Officer_